EXHIBIT 4.3
DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms of the capital stock of SPX FLOW, Inc. (“SPX FLOW,” “our Company,” “we” or “us”). SPX FLOW is a corporation incorporated under the laws of the State of Delaware, and accordingly its internal corporate affairs are governed by Delaware law and by its amended and restated certificate of incorporation, as amended (our “amended and restated certificate of incorporation”) and its amended and restated by-laws, which are filed as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov. The following summary is qualified in its entirety by reference to the applicable provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Authorized Capital Stock
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock without par value. The number of shares of our common stock issued and outstanding as of a recent date is set forth on the cover page of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. As of the same date, we had no outstanding shares of preferred stock.
Common Stock
Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Dividends.  Subject to the preferential rights, if any, of the holders of any outstanding series of our preferred stock, holders of shares of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors (our “Board”). The timing, declaration, amount and payment of future dividends depend upon our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant.
Liquidation.  If we liquidate, dissolve or wind up our affairs, holders of our common stock will be entitled to share proportionately in our assets available for distribution to stockholders, subject to the preferential liquidation rights, if any, of the holders of any outstanding series of our preferred stock.
Other Rights.  The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Preferred Stock
Under our amended and restated certificate of incorporation and subject to the limitations prescribed by law, our Board, without stockholder approval, may issue our preferred stock in one or more series, and may establish from time to time the number of shares to be included in such series and may fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.
When and if we issue preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular preferred stock series.
Anti-Takeover Effects of Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws
Delaware statutory law and our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could make acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are intended to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description of our amended and restated certificate of incorporation and amended and restated by-laws set forth below is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which have been filed as exhibits to our most recent Annual Report on Form 10-K.
Blank Check Preferred Stock.  Our amended and restated certificate of incorporation permits us to issue, without any further vote or action by the stockholders, up to 3,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.
Phasing Out Classified Board.  Prior to its amendment in 2018, our amended and restated certificate of incorporation provided for a classified Board, with directors serving staggered three-year terms. In 2018, we amended our amended and restated certificate of incorporation to eliminate the classification of the Board and to provide for the annual election of all directors for one-year terms. The amendment provides for a phased transition from the classification of the Board, with each director completing the term for which he or she had already been elected by the stockholders. Accordingly, at the 2019 annual meeting of stockholders, the successors of the class of directors whose terms expired at that meeting were elected to hold office for a term expiring at the 2021 annual meeting of stockholders and, commencing with the 2020 annual meeting of stockholders, directors will be elected for one-year terms expiring at the next succeeding annual meeting, with the number of directors to be elected at the meeting being the number of directors with terms expiring at the annual meeting (subject to any increase or decrease in the size of the Board). Accordingly, until the 2021 annual meeting, the number of directors to be elected at an annual meeting will be only approximately one third of the size of the Board, which could discourage a third party from initiating a proxy contest, making a tender offer for our common stock or otherwise attempting to gain control of our Company. Commencing with the 2021 annual meeting of stockholders, directors will no longer be divided into classes, as the terms of all directors then in office will expire at the 2021 annual meeting.
Number of Directors; Filling Vacancies; Removal.  Our amended and restated certificate of incorporation and amended and restated by-laws provide that the Board will consist of not less than three members, with the exact number of directors to be fixed exclusively by the Board. In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that a board vacancy resulting from the death, resignation, disqualification or removal of a director or other cause, as well as a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office even though that may be less than a quorum of the Board. Delaware statutory law provides that, if a Delaware corporation has a board of directors classified into different terms of office, its directors may only be removed for cause. As described above, our Board will remain classified until the 2021 annual meeting of stockholders. These provisions will prevent stockholders from removing incumbent directors without cause prior to the 2021 annual meeting of stockholders and, prior to that time and thereafter, from filling any vacancies on the Board with their own nominees.
Special Meetings.  Our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may only be called by our Board or certain officers of our Company. These provisions may make it more difficult for stockholders to take an action opposed by our Board.
No Stockholder Action by Written Consent Unless Approved by the Board.  Our amended and restated certificate of incorporation requires that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent. These provisions will make it more difficult for stockholders to take an action opposed by our Board.
Requirements for Advance Notification of Stockholder Nomination and Proposals.  Under our amended and restated by-laws, stockholders may nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not later than the close of business on the 120th day, nor earlier than the 150th day, prior to the anniversary date of the immediately preceding annual meeting (or, in certain cases involving the advancement or delay in the date of an annual meeting, prior to the tenth day following the announcement of the meeting or for the inclusion in our proxy statement of stockholder nominees for election as directors not later than the close of business on the 120th day, nor earlier than the 150th day, prior to the anniversary date of our mailing of the proxy materials for the immediately preceding annual meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. These provisions of our amended and restated by-laws do not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Stockholder nominations for the election of directors or the ability of a stockholder to make a proposal for a vote of the stockholders at an annual meeting will be precluded if the proper procedures are not followed. These advance notice provisions may discourage third parties from conducting a solicitation of proxies to elect their own slate of directors or to present proposals for a stockholder vote at an annual meeting.
Exclusive Forum.  Our amended and restated certificate of incorporation provides that unless SPX FLOW consents in writing to the selection of an alternative forum, the sole and exclusive forum for any derivative action or proceeding brought on behalf of our Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to our Company or the stockholders, any action asserting a claim against our Company or any director or officer of our Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or amended and restated by-laws, or any action asserting a claim governed by the internal affairs doctrine of the State of Delaware will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). This exclusive forum provision may make it more difficult for a third party seeking to obtain control of our Company by limiting the permissible venues for legal actions challenging determinations made by the Board and other legal actions subject to the provision.
Section 203 of the Delaware General Corporation Law.  Section 203 of the DGCL provides that, subject to certain specified exceptions, a corporation will not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder approves the business combination. Section 203 of the DGCL generally defines an "interested stockholder" to include (x) any person that owns 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and owned 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a "business combination" to include (1) mergers and sales or other dispositions of 10 percent or more of the corporation's assets with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.
Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the amended and restated certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed under Section 203. Neither our amended and restated certificate of incorporation nor our amended and restated by-laws exclude our Company from the restrictions imposed under Section 203 of the DGCL. We anticipate that Section 203 may encourage companies interested in acquiring our Company to negotiate in advance with our Board since the statute’s supermajority stockholder approval requirement would not be applicable if our Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.